EX 99.1

Delek US Announces Settlement and Conversion of $150 million of Senior Notes
BRENTWOOD, Tenn., September 18, 2018 (GLOBE NEWSWIRE) – Delek US Holdings, Inc. (NYSE: DK) (“Delek US”) announced today that it paid $150 million in cash for the principal amount and issued 2,692,218 shares of its common stock upon the conversion of the 3.00% convertible senior notes due 2018 (the “Notes”). The issuance of shares related to this conversion was offset by a hedge that was in place resulting in no dilution to Delek US from the Notes. Delek US acquired the Notes from Alon USA Energy, Inc. (“Alon”) when Delek US acquired Alon in July 2017. The Notes became convertible into Delek US shares pursuant to the Supplemental Indenture entered into between Delek US and U.S. Bank National Association, as trustee.
Delek US paid $1,000 in cash for every $1,000 in principal amount of the Notes for a total payment of $150 million to the holders of the Notes. Delek also made a cash payment to the holders of the Notes for accrued interest on the Notes, cash in lieu of fractional shares, and cash associated with the dividend payment that occurred during the final stock price averaging period. For conversion rights in excess of the $150 million, Delek US issued 2,692,218 Delek US shares to the holders of the Notes. In connection with converting the Notes, Delek US received an offsetting number of Delek US shares under certain existing convertible note hedge transactions, resulting in no dilution. Such Delek US shares will become treasury shares upon receipt by Delek US.
Uzi Yemin, Chairman, President and Chief Executive Officer of Delek said, “Current market conditions remain attractive for our operations with a discount between WTI Midland and Brent crude oil of $19.85 per barrel in the fourth quarter 2018 and $14.57 per barrel in 2019 based on the September 17, 2018 forward curve. The current market environment has the potential to continue to drive our strong cash flow generation and further support our financial flexibility. This flexibility allows us to continue to use a disciplined approach regarding our capital allocation program. We expect to return cash to shareholders through our repurchase plan by repurchasing $100 million of Delek US stock in the third quarter 2018, reduce the debt on our balance sheet by paying off the Notes and invest in our business with a focus on creating long term value for our shareholders.”
About Delek US Holdings, Inc.
Delek US Holdings, Inc. is a diversified downstream energy company with assets in petroleum refining, logistics, renewable fuels and convenience store retailing. The refining assets consist of refineries operated in Tyler and Big Spring, Texas, El Dorado, Arkansas and Krotz Springs, Louisiana with a combined nameplate crude throughput capacity of 302,000 barrels per day. The logistics operations primarily consist of Delek Logistics Partners, LP. Delek US Holdings, Inc. and its affiliates own approximately 63% (including the 2 percent general partner interest) of Delek Logistics Partners, LP. Delek Logistics Partners, LP (NYSE: DKL) is a growth-oriented master limited partnership focused on owning and operating midstream energy infrastructure assets. The convenience store retail business is the largest 7-Eleven licensee in the United States and operates approximately 300 convenience stores in central and west Texas and New Mexico.
Safe Harbor Provisions Regarding Forward-Looking Statements
This press release contains forward-looking statements that are based upon current expectations and involve a number of risks and uncertainties. Statements concerning current estimates, expectations and projections about future results, performance, prospects, opportunities, plans, actions and events and other statements, concerns, or matters that are not historical facts are “forward-looking statements,” as that term is defined under the federal securities laws.  These forward-looking statements include, but are not limited to, statements regarding share repurchases; cash and liquidity; opportunities and anticipated performance and financial position.

Investors are cautioned that the following important factors, among others, may affect these forward-looking statements. These factors include, but are not limited to: risks and uncertainties related to the ability to successfully integrate the businesses of Delek US and Alon USA Energy, Inc.; risks related to disruption of management time from ongoing business operations due to the integration implementation; the risk that the combined company may be unable to fully achieve anticipated cost-cutting synergies or it may take longer than expected to achieve those synergies; uncertainty related to timing and amount of future share repurchases and dividend payments; risks and uncertainties with respect to the quantities and costs of crude oil we are able to obtain and the price of the refined petroleum products we ultimately sell; risks related to Delek US’ exposure to Permian Basin crude oil, such as supply, pricing, gathering, production and transportation capacity; the ability to close the pipeline joint venture, obtain commitments and construct the pipeline, gains and losses from derivative instruments; management's ability to execute its strategy of growth through acquisitions and the transactional risks associated with acquisitions and dispositions; acquired assets may suffer a diminishment in fair value as a result of which we may need to record a write-down or impairment in carrying value of the asset; changes in the scope, costs, and/or timing of capital and maintenance projects; operating hazards inherent in transporting, storing and processing crude oil and intermediate and finished petroleum products; our competitive position and the effects of competition; the projected growth of the industries in which we operate; general economic and business conditions affecting the southern United States; and other risks described in Delek US’ filings with the United States Securities and Exchange Commission (the “SEC”), including risks disclosed in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings and reports with the SEC.
Forward-looking statements should not be read as a guarantee of future performance or results and will not be accurate indications of the times at, or by, which such performance or results will be achieved.  Forward-looking information is based on information available at the time and/or management's good faith belief with respect to future events, and is subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements.  Delek US undertakes no obligation to update or revise any such forward-looking statements, except as required by applicable law or regulation.
Investor Relations Contact:
Keith Johnson
Vice President of Investor Relations
Delek US Holdings, Inc.
615-435-1366

Media/Public Affairs Contact:
Michael P. Ralsky
Vice President - Government Affairs, Public Affairs & Communications
Delek US Holdings, Inc.
615-435-1407

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